UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

Commission File Number	Registrant	IRS Employer Identification Number	State of Incorporation
001-32956	NEWPAGE HOLDING CORPORATION	05-0616158	Delaware
333-125952	NEWPAGE CORPORATION	05-0616156	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 30, 2009, NewPage Corporation (the “Company”) issued $1.7 billion in aggregate principal amount of 11.375% senior secured notes due 2014 (the “Notes”) in a private placement in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Notes Offering”). The net proceeds of the Notes Offering, together with approximately $5 million of borrowings under the Company’s revolving credit facility, were used to repay all amounts outstanding under the Company’s term loan, and to pay fees and expenses of the Notes Offering. The Notes were issued under an Indenture (the “Indenture”) among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee. Interest is payable semi-annually on December 31 and June 30 of each year, beginning on December 31, 2009.

The Notes mature on the earlier of (i) December 31, 2014 or (ii) the date that is 31 days prior to the maturity date of (a) any existing second lien notes then outstanding, (b) any existing senior subordinated notes then outstanding, (c) any NewPage Holding Corporation notes then outstanding or (d) any refinancing of any indebtedness included in items (a), (b) or (c) above. At any time on or after March 31, 2012, the Company may redeem some or all of the Notes at specified redemption prices, plus accrued and unpaid interest and special interest, if any, to the redemption date. In addition, at any time prior to March 31, 2012, the Company may, on one or more occasions, redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make-whole” premium as of, and accrued and unpaid interest and special interest, if any, to, the applicable redemption date. At any time before March 31, 2012, the Company may, on one or more occasions, redeem up to 35% of the outstanding aggregate principal amount of the Notes with the net cash proceeds of one or more qualified public equity offerings at 111.375% of the principal amount of the Notes plus accrued and unpaid interest and special interest, if any, to the redemption date. At any time prior to March 31, 2012, but not more than once in any twelve-month period, the Company may redeem up to 10% of the original aggregate principal amount of the Notes at a redemption price of 103%, plus accrued and unpaid interest and special interest, if any, to the redemption date, subject to certain rights of holders of the Notes. Upon a change of control of the Company, each holder of Notes may require the Company to repurchase all or any part of that holder’s Notes for a payment equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and special interest, if any, to the date of repurchase.

The Notes are guaranteed by all of the Company’s domestic restricted subsidiaries and NewPage Port Hawkesbury Corp., a Canadian entity. The Notes are secured on a first–priority basis by substantially all of the Company’s, the Company’s domestic restricted subsidiaries’ and NewPage Port Hawkesbury Corp.’s present and future property and assets, other than cash, deposit accounts, accounts receivables, inventory, the capital stock of the Company’s subsidiaries and intercompany debt. The Notes are secured on a second-priority basis by substantially all of the Company’s, the Company’s domestic restricted subsidiaries’ and NewPage Port Hawkesbury Corp.’s present and future cash, deposit accounts, accounts receivables and inventory.

The Indenture, among other things, limits the Company’s ability and the ability of its restricted subsidiaries to: incur additional indebtedness or issue disqualified stock or preferred stock; create liens; pay dividends or make other sorts of restricted payments; make investments; sell assets; consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; enter into transactions with the Company’s affiliates; and designate the Company’s subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of exceptions, which are described in the Indenture.

In connection with the Notes Offering, the Company entered into an Exchange and Registration Rights Agreement (the “Registration Rights Agreement”), dated September 30, 2009, among the Company and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the initial purchasers of the Notes. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement as soon as practicable, but no later than 120 days after September 30, 2009 relating to an offer to exchange the Notes for debt securities issued by the Company which are substantially identical in all material respect to the Notes, to use all commercially reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission as soon as reasonably practicable, but no later than 210 days after September 30, 2009, to use all commercially reasonable efforts to commence the exchange offer promptly, but no later than 45 business days after such registration statement has become effective, and to hold the exchange offer open for at least 20 business days. If the Company fails to satisfy these obligations, subject to certain exceptions, special interest will accrue and be payable with respect to the Notes.

The description of the Indenture, the Notes and the Registration Rights Agreement contained herein is qualified in its entirety by reference to the text of the Indenture and the Registration Rights Agreement, which are incorporated by reference herein and filed as Exhibit 4.1 and Exhibit 4.2, respectively.

Item 8.01	Other Events.

On September 30, 2009, the Company issued a press release announcing the closing of the Notes Offering. A copy of the press release is included herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of September 30, 2009, among NewPage Corporation, the Guarantors and The Bank of New York Mellon, as trustee

4.2	Exchange and Registration Rights Agreement, dated as of September 30, 2009, among NewPage Corporation and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the initial purchasers of the Notes

99.1	News Release dated September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE HOLDING CORPORATION		NEWPAGE CORPORATION

By:	/S/ DOUGLAS K. COOPER	By:	/S/ DOUGLAS K. COOPER
	Douglas K. Cooper Secretary		Douglas K. Cooper Secretary
Date:	October 5, 2009	Date:	October 5, 2009